Exhibit 99.1

Media Contacts	Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Covad Communications Group Reports
Fourth Quarter 2006 Results
Company achieves 48% subscription revenue increase from Growth Products and reports improvement in Adjusted EBITDA and cash flow
Fourth Quarter Financial and Business Highlights
•	Net revenues of $119.5 million

•	48.4 percent increase in subscription revenue from Growth products from the fourth quarter of 2005

•	A-EBITDA of $6.7 million, which includes $2.0 million of LPVA build-out costs

•	Net loss of $8.4 million ($0.03 per share)

•	Cash, cash equivalents and short-term investments, and restricted cash and cash equivalents decreased by $0.9 million. Excluding the cash outlay of $4.4 million related to the LPVA build-out expenditures and $1.2 million related to the acquisition of DataFlo assets, cash, cash equivalents and short-term investments, and restricted cash and cash equivalents increased by $4.7 million

•	Completed build-out of the nation’s largest next-generation network, covering 758 central offices and 14 million households.

•	Enhanced distribution capability through strategic partnerships with United Online, TalkSwitch, and Telarus

•	Expanded fixed broadband wireless footprint to Chicago with acquisition of DataFlo assets
San Jose, Calif. (February 13, 2007) – Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced its fourth quarter of 2006 financial results, including $119.5 million in net revenues, $6.7 million in A-EBITDA and a net loss of $8.4 million, or $0.03 loss per share.
Charles Hoffman, Covad president and chief executive officer, said: “In 2006, Covad achieved its goals of becoming cash flow, excluding LPVA expenditures, and A-EBITDA positive while accelerating our transition from being a provider of wholesale broadband services to becoming a direct provider of high-growth, high-margin offerings like Voice over IP, line-powered voice, and business-class wireline and wireless broadband. We also continued to invest in our future growth through the completion of the nation’s largest next-generation network.”

Summary of Financial Results
•	Net revenues for the fourth quarter of 2006 totaled $119.5 million, an increase of $0.9 million from the $118.6 million reported for the third quarter of 2006, and an increase of $5.8 million, or 5.1 percent, from the $113.7 million reported for the fourth quarter of 2005.

•	Direct subscribers for the fourth quarter of 2006 contributed $42.4 million of net revenues, or 35.5 percent, as compared to $40.3 million, or 34.0 percent, for the third quarter of 2006, and $33.6 million, or 29.6 percent, for the fourth quarter of 2005. Wholesale subscribers for the fourth quarter of 2006 contributed $77.1 million of net revenues, or 64.5 percent, as compared to $78.3 million, or 66.0 percent, for the third quarter of 2006, and $80.1 million, or 70.4 percent, for the fourth quarter of 2005.

•	Subscription revenue from Growth products for the fourth quarter of 2006 totaled $47.5 million, an increase of $3.5 million, or 8.0 percent, from the third quarter of 2006, and an increase of $15.5 million, or 48.4 percent from the fourth quarter of 2005. Covad’s growth products are T-1, business ADSL, Line-Powered Voice Access (“LPVA”), Voice over Internet Protocol (“VoIP”) and wireless. The increase from the third quarter of 2006 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $1.8 million, VoIP subscription revenue of $1.5 million and Wireless subscription revenue of $0.2 million. The increase from the fourth quarter of 2005 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $8.4 million, VoIP subscription revenue of $3.7 million and wireless subscription revenue of $3.4 million. Subscription revenue from Growth products for the fourth quarter of 2006 contributed 43.3 percent of total subscription revenues, an increase of 2.6 percent from the third quarter of 2006 and an increase of 12.1 percent from the fourth quarter of 2005. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.

•	Subscription revenue from Legacy products for the fourth quarter of 2006 totaled $62.2 million, a decrease of $2.0 million, or 3.1 percent, from the third quarter of 2006, and a decrease of $8.3 million, or 11.8 percent from the fourth quarter of 2005. Covad’s legacy products, primarily sold through wholesale channels, are consumer ADSL, business SDSL, frame relay and high-capacity transport circuits. The decreases from the third quarter of 2006 and fourth quarter of 2005 were primarily attributable to decreases in broadband subscription revenue from consumer ADSL and business SDSL and frame relay products. Subscription revenue from Legacy products for the fourth quarter of 2006 contributed 56.7 percent of total subscription revenues, a decrease of 2.6 percent from the third quarter of 2006 and a decrease of 12.1 percent from the fourth quarter of 2005. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.

•	Revenue from business subscribers for the fourth quarter of 2006 contributed $93.9 million of net revenues, a 1.7 percent increase from the third quarter of 2006 and a 13.4 percent increase from the fourth quarter of 2005. Revenue from business subscribers comprised 78.6 percent of net revenues, up from 77.8 percent in the third quarter of 2006 and 72.8 percent in the fourth quarter of 2005. Revenue from consumer subscribers for the fourth quarter of 2006 contributed $25.6 million of net revenues compared to $26.3 million in the third quarter of 2006 and $30.9 million in the fourth quarter of 2005. Revenue from consumer subscribers for the fourth quarter of 2006 comprised 21.4 percent of net revenues, down from 22.2 percent in the third quarter of 2006 and 27.2 percent in the fourth quarter of 2005.

•	Adjusted earnings before interest, taxes, depreciation and amortization (“A-EBITDA”) for the fourth quarter of 2006 totaled $6.7 million, an improvement of $2.2 million from the $4.5 million A-EBITDA reported for the third quarter of 2006, and an improvement of $10.1 million from the $3.4 million A-EBITDA loss reported for the fourth quarter of 2005. A-EBITDA in the fourth quarter of 2006 includes the benefit of a transaction-based tax adjustment of approximately $2.3 million which was offset by costs of approximately $2.0 million related to the build-out of LPVA service and $0.3 million related to facility expenses. The third quarter of 2006 includes costs of approximately $1.6 million related to the build-out of LPVA service. Included in A-EBITDA for the fourth quarter of 2005 is a reduction in network costs of approximately $4.2 million, primarily as a result of a billing settlement reached with Verizon Communications, Inc. This benefit was partially offset by an increase in employee compensation and other operating expenses of approximately $2.5 million, primarily as a result of reductions in workforce during the fourth quarter of 2005. Excluding these items, A-EBITDA for the fourth and third quarter of 2006, and fourth quarter 2005 would have been $6.7 million, $6.1 million and an A-EBITDA loss of $5.1 million, respectively. Refer to the Selected Financial Data below, including Note 2, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

•	Net loss for the fourth quarter of 2006 totaled $8.4 million, or $0.03 loss per share, an improvement of $0.3 million from the $8.7 million net loss, or $0.03 loss per share, reported for the third quarter of 2006 and an improvement of $9.5 million from the $17.9 million net loss, or $0.07 loss per share, reported for the fourth quarter of 2005. As stated above, fourth quarter of 2006 results include the benefit of a transaction-based tax adjustment of approximately $2.3 million which was offset by costs of approximately $2.0 million related to the build-out of LPVA service and $0.3 million related to facility expenses. Third quarter of 2006 includes costs of approximately $1.6 million related to the LPVA build-out. Included in net loss for the fourth quarter of 2005 is a reduction in network costs of approximately $4.2 million, primarily as a result of a billing settlement reached with Verizon Communications, Inc. This benefit was partially offset by an increase in employee compensation and other operating expenses of approximately $2.5 million, primarily as a result of reductions in workforce during the fourth quarter of 2005. Excluding these items, net loss for fourth and third quarter of 2006, and fourth quarter of 2005 would have been $8.4 million, $7.1 million and $19.6 million, respectively.

•	Cash, cash equivalents and short-term investments, and restricted cash and cash equivalents at the end of the fourth quarter of 2006 totaled $81.7 million, a decrease of $0.9 million when compared to the balance of $82.6 million at the end of the third quarter of 2006. Excluding the cash outlay of $4.4 million related to the LPVA build-out expenditures, which is being funded with the proceeds from the strategic agreement with EarthLink, and $1.2 million related to the acquisition of DataFlo assets, cash, cash equivalents and short-term investments, and restricted cash and cash equivalents improved by $4.7 million for the fourth quarter of 2006.

“As Covad enters 2007 we are in a strong position to capitalize upon the investments made over the last several quarters and our continual improvements in operational efficiency,” said Christopher Dunn, Covad’s chief financial officer. “Our growth products are building momentum and will allow us to enhance our offerings to customers while generating additional revenue and continue to improve the bottom line. This operating leverage in our business gives Covad an opportunity to deliver value to our customers as well as our shareholders.”
Business Outlook
Due to the strong business foundation built in 2006 and stability in the key components of its cost structure, the company will no longer provide a business outlook on a quarterly basis but will instead provide full year guidance for 2007. In addition, due to the completion of the LPVA project in the fourth quarter of 2006, the Company will no longer separate LPVA expenditures.
Covad expects to update this full year guidance on a quarterly basis. For the fiscal year 2007, Covad expects:
•	Net revenues in the range of $490 – $525 million

•	A-EBITDA in the range of $30 — $50 million

•	Net loss in the range of $15 – $39.5 million

•	Covad also expects to increase its cash position in 2007.
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Tuesday, February 13, 2006 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/about_investors.shtml. Investors and press may also listen by telephone to the call by dialing (800) 240-2134. Participants are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on February 20, 2007 by dialing (800) 405-2236 and reference pass code 11083115. A companion presentation providing graphical details of this press release is also available on the same investor section of the Covad Website.
About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the company’s expected revenue, net loss, A-EBITDA, increases in its cash position, enhancements in its offerings to its customers and improvements to the bottom line. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services and improve and upgrade our existing network and services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Condensed Consolidated Balance Sheet Data

	As of	As of	As of
	Dec 31, 2006	Sep 30, 2006	Dec 31, 2005
Cash, cash equivalents, and short-term investments	$62,072	$57,956	$96,501
Restricted cash and cash equivalents	19,578	24,674	5,503
Accounts receivable, net	31,151	35,075	28,074
All other current assets	11,148	9,978	10,971

Total current assets	123,949	127,683	141,049
Property and equipment, net	87,586	87,628	71,663
Collocation fees and other intangible assets, net	22,768	23,903	20,715
Goodwill	50,002	50,002	36,626
Deferred costs of service activation	24,268	25,304	25,456
Deferred debt issuance costs, net	3,823	4,292	3,223
All other long-term assets	912	1,753	1,849

Total assets	$313,308	$320,565	$300,581

Total current liabilities	$101,670	$99,226	$133,217
Long-term debt	167,240	167,240	125,000
Collateralized and other long-term customer deposits	—	2,441	16,912
Unearned revenues	39,506	41,308	43,758
Other long-term liabilities	2,538	1,926	1,863
Total stockholders’ equity (deficit)	2,354	8,424	(20,169)

Total liabilities and stockholders’ equity (deficit)	$313,308	$320,565	$300,581

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)
Condensed Consolidated Statements of Operations Data

	Three Months Ended			Twelve Months Ended
	Dec 31, 2006	Sep 30, 2006	Dec 31, 2005	Dec 31, 2006	Dec 31, 2005
Revenues, net	$119,456	$118,562	$113,651	$474,304	$443,179

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	84,325	83,410	77,653	328,474	311,139
Benefit from transaction tax adjustment	—	—	—	(19,455)	—
Selling, general and administrative	29,267	31,259	35,744	127,380	159,123
Depreciation and amortization of property and equipment	9,938	8,210	11,079	34,876	49,813
Amortization of collocation fees and other intangible assets	2,411	2,502	3,349	9,949	17,428
Provision for restructuring and post-employment benefits	137	186	3,640	1,597	3,640

Total operating expenses	126,078	125,567	131,465	482,821	541,143

Loss from operations	(6,622)	(7,005)	(17,814)	(8,517)	(97,964)

Other income (expense)
Gain on deconsolidation of subsidiary	—	—	—	—	53,963
Gain on sale of equity securities	—	—	—	—	28,844
Other	(1,820)	(1,695)	(74)	(5,432)	(565)

Other income (expense), net	(1,820)	(1,695)	(74)	(5,432)	82,242

Net loss	$(8,442)	$(8,700)	$(17,888)	$(13,949)	$(15,722)

Loss per common share:
Basic	$(0.03)	$(0.03)	$(0.07)	$(0.05)	$(0.06)

Diluted	$(0.03)	$(0.03)	$(0.07)	$(0.05)	$(0.06)

Weighted-average number of common shares outstanding
Basic	295,683	295,604	266,601	290,262	265,240

Diluted	295,683	295,604	266,601	290,262	265,240

Gross Margin (Note 1)	$35,131	$35,152	$35,998	$145,830	$132,040
% of revenue	29.4%	29.6%	31.7%	30.7%	29.8%
A-EBITDA Calculation (Note 2)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2006	Sep 30, 2006	Dec 31, 2005	Dec 31, 2006	Dec 31, 2005
Net loss	$(8,442)	$(8,700)	$(17,888)	$(13,949)	$(15,722)
Plus: Other income (expense), net	1,820	1,695	74	5,432	(82,242)
Depreciation and amortization of property and equipment	9,938	8,210	11,079	34,876	49,813
Amortization of collocation fees and other intangible assets	2,411	2,502	3,349	9,949	17,428
Employee stock-based compensation	958	785	—	3,244	—

A-EBITDA	$6,685	$4,492	$(3,386)	$39,552	$(30,723)

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Consolidated Revenue Data
(Note 3 through 7)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2006	Sep 30, 2006	Dec 31, 2005	Dec 31, 2006	Dec 31, 2005
Broadband subscription revenue	$93,100	$93,245	$93,537	$373,658	366,174
VoIP subscription revenue	8,483	6,951	4,735	27,752	13,681
Wireless subscription revenue	3,377	3,175	—	10,872	—
High-capacity circuit subscription revenue	4,724	4,778	4,203	18,574	17,209

Total subscription revenue	109,684	108,149	102,475	$430,856	$397,064
Other revenue, net	9,772	10,413	11,176	43,448	46,115

Revenues, net	$119,456	$118,562	$113,651	$474,304	$443,179

Subscription revenue from Legacy products
Broadband — Consumer ADSL	$20,028	$21,148	$25,258	$88,089	$99,136
Broadband — Business SDSL & Frame Relay	37,407	38,255	40,991	$154,872	169,769
High-capacity circuits	4,724	4,778	4,203	$18,574	17,209

Total subscription revenue from Legacy products	62,159	64,181	70,452	261,535	286,114

Subscription revenue from Growth products
Broadband — T1, Business ADSL, LPVA	35,665	33,842	27,288	130,697	97,269
VoIP	8,483	6,951	4,735	27,752	13,681
Wireless	3,377	3,175	—	10,872	—

Total subscription revenue from Growth products	47,525	43,968	32,023	169,321	110,950

Total subscription revenue	109,684	108,149	102,475	430,856	397,064
Other revenue, net	9,772	10,413	11,176	43,448	46,115

Revenue, net	$119,456	$118,562	$113,651	$474,304	$443,179

Direct subscription revenue	$41,460	$39,618	$33,026	$155,527	$126,143
Wholesale subscription revenue	68,224	68,531	69,449	275,329	270,921

Total subscription revenue	$109,684	$108,149	$102,475	$430,856	$397,064

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
Key Operating Data

	As of
	Dec 31, 2006	Sep 30, 2006	Dec 31, 2005
End of Period Lines (EOP)
Company
Business	236,956	239,337	232,347
Consumer	282,059	292,311	334,828

Total Company	519,015	531,648	567,175

Wholesale
Business	171,647	174,416	171,000
Consumer	271,311	280,637	317,080

Total Wholesale	442,958	455,053	488,080

Direct
Business	65,309	64,921	61,347
Consumer	10,748	11,674	17,748

Total Direct	76,057	76,595	79,095

Direct VoIP
Customers	1,623	1,481	1,147
Sites	2,805	2,492	1,649
Direct Wireless
Customers	3,464	3,129	n/a

Average Revenue per User (ARPU)
Company
Business	$101	$100	$98
Consumer	$24	$24	$25

Total Company	$59	$58	$54

Wholesale
Business	$84	$83	$82
Consumer	$24	$24	$24

Total Wholesale	$47	$46	$44

Direct
Business	$147	$146	$145
Consumer	$35	$35	$34

Total Direct	$130	$128	$119
Direct VoIP
Customers	$1,814	$1,656	$1,681
Sites	$1,039	$960	$998

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Business Outlook
A-EBITDA Calculation (Note 2)

	Full Year-2007
	Projected Range of Results
Total Revenue, net	$490.0	$525.0

Net loss	$(39.5)	$(15.0)
Plus: Other income (expense), net	10.0	8.0
Depreciation and amortization of property and equipment	46.0	44.0
Amortization of collocation fees and other intangible assets	10.0	10.0
Employee stock-based compensation	3.5	3.0

A-EBITDA (Note 2)	$30.0	$50.0

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“A-EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, (iii) other income (expense), net, and (iv) employee stock-based compensation expense, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management excludes employee stock-based compensation expense from this measure to make the results comparable to prior years when employee stock-based compensation expense was not included in the statement of operations. Management also uses this measure to evaluate the performance of its business segments and as a factor in its employee bonus program. A-EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. A-EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. A-EBITDA generally excludes the effect of capital costs. Management reconciles A-EBITDA to net income or loss because it believes that net income or loss is the closest measure determined under accounting principles generally accepted in the United States that approximates A-EBITDA.

3.	Broadband, VoIP, Wireless and High-Capacity subscription revenues are defined as billings for recurring services provided during the period. These subscription revenues exclude charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services and other adjustments. In addition, these subscription revenues include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes that Broadband, VoIP, Wireless and High-Capacity subscription revenues are useful measures for investors as they represent key indicators of the growth of the company’s core business. Management uses these subscription revenue measures to evaluate the performance of its business segments.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with equipment maintenance, central offices’ (COs) cost, installation costs paid to others, the internal installation services group, and federal universal service fund tax.